Exhibit 1
JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of July 6, 2010, is entered into by and among Sabretooth Capital Partners, LLC, a Delaware limited liability company, Sabretooth Capital Management, LLC, a Delaware limited liability company, Sabretooth Master Fund, L.P., a Cayman Islands exempted limited partnership, Erez Kalir, an individual, and Craig Perry, an individual (all of the foregoing are collectively referred to herein as the "Sabretooth Entities").

Each of the Sabretooth Entities may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G (and amendments thereto) with respect to shares of common stock, $.0001 par value, of Navios Maritime Acquisition Corporation, beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the parties hereby agree to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of the parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Sabretooth Entities upon one week's prior written notice or such lesser period of notice as the Sabretooth Entities may mutually agree.

Executed and delivered as of the date first above written.

Sabretooth Master Fund, L.P.

By:  Sabretooth Capital Partners, LLC, its General Partner

By: /s/ Erez Kalir
Name:  Erez Kalir
        Title:   Managing Member

Sabretooth Capital Partners, LLC

By: /s/ Erez Kalir
       Name:  Erez Kalir
       Title:  Managing Member

Sabretooth Capital Management, LLC

By: /s/ Erez Kalir
       Name:  Erez Kalir
       Title:  Managing Member

/s/ Erez Kalir
Erez Kalir

/s/ Craig Perry
 Craig Perry